LOOP LLC
Financial Statements
Years Ended December 31, 2016, 2015 and 2014

LOOP LLC
Index
Years Ended December 31, 2016, 2015 and 2014

Page(s)

Report of Independent Auditors for the year ended December 31, 2016 ............................................. 1

Report of Independent Auditors for the years ended December 31, 2015 and 2014 ........................... 2

Financial Statements

Notes to Financial Statements ............................................................................................................... 8–23

Report of Independent Auditors

To the Management of LOOP LLC

We have audited the accompanying financial statements of LOOP LLC, which comprise the balance sheet as of December 31, 2016, and the related statements of income, of comprehensive income, of members’ equity and of cash flows for the year then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LOOP LLC as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The financial statements of the Company as of December 31, 2015 and for the years ended December 21, 2015 and 2014 were audited by other auditors whose report, dated March 31, 2016, expressed an unmodified opinion on those statements.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana
February 10, 2017

Independent Auditors’ Report

The Owners of LOOP LLC:

We have audited the accompanying financial statements of LOOP LLC, which comprise the balance sheet as of December 31, 2015, and the related statements of income, comprehensive income, changes in members’ equity, and cash flows for the two-year period ended December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of LOOP LLC as of December 31, 2015, and the results of its operations and its cash flows for the two-year period ended December 31, 2015 in accordance with U.S. generally accepted accounting principles.

/s/KPMG LLP

New Orleans, Louisiana
March 31, 2016

LOOP LLC
Balance Sheets
Years Ended December 31, 2016 and 2015

	2016	2015
Assets
Current Assets
Cash and cash equivalents	$27,438,056	$53,042,282
Receivables from affiliates	11,002,371	14,340,359
Receivables from nonaffiliates	10,595,533	13,418,007
Materials and supplies	15,189,596	13,940,778
Prepayments	6,159,982	5,802,124
Restricted cash	8,384,000	5,009,500
Oil inventory	37,902,796	—
Total Current Assets	116,672,334	105,553,050
Property plant and equipment net of accumulated depreciation and amortization	754,871,328	685,406,041
Construction in progress	56,256,759	62,719,793
Net property, plant and equipment	811,128,087	748,125,834
Other assets	153,319	14,807,871
Total Assets	$927,953,740	$868,486,755
Liabilities and Members' Equity
Current Liabilities
Accounts payable and accrued expenses	$25,124,185	$27,094,242
Deferred revenue	6,523,000	—
Interest payable	1,290,742	1,243,624
Current maturities of long-term debt	94,710,000	20,000,000
Total current liabilities	127,647,927	48,337,866
Noncurrent Liabilities
Long-term debt	270,016,077	364,437,592
Pension and benefits	40,226,441	37,649,546
Asset retirement obligation	18,919,413	17,611,260
Deferred revenue	1,643,674	5,350,636
Other	5,378,504	5,413,168
Total noncurrent liabilities	336,184,109	430,462,202
Members' Equity	464,121,704	389,686,687
Total Liabilities and Members' Equity	$927,953,740	$868,486,755

The accompanying notes are an integral part of these condensed financial statements.

LOOP LLC
Statements of Income
Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
Operating revenues
Offloading	$94,391,083	$91,010,164	$87,784,531
Pipeline receipts	49,406,559	46,024,132	33,480,004
Tank storage fees	45,230,000	43,533,710	44,066,946
Cavern storage fees	44,304,189	48,249,665	28,739,812
Storage futures trading	19,378,786	3,007,402	—
Port fees, blending, and incidental	9,453,065	12,333,534	8,948,670
Allowance oil	13,344,569	14,453,266	33,195,997
Management fees	4,380,061	4,218,293	4,152,899
Total operating revenues (Affiliate revenue was approximately $119,209,000, $113,014,000 and $143,814,000 in 2016, 2015 and 2014, respectively)	279,888,312	262,830,166	240,368,859
Operating expenses
Salaries and wages	26,857,529	24,592,556	23,499,388
Materials and supplies	5,375,485	4,534,446	3,733,475
Outside services	58,970,356	53,413,194	52,510,528
Fuel and power	8,794,552	11,909,762	13,827,559
Maintenance materials	5,413,496	5,366,958	3,654,797
Rentals	12,389,556	12,607,372	12,107,650
Oil loss allowance	(9,229,377)	15,372,917	1,059,908
Depreciation, amortization, and accretion	26,285,324	28,122,716	20,386,227
Pension and benefits	9,870,247	10,110,959	8,680,372
Insurance and uninsured losses	1,988,686	1,787,234	1,496,051
Taxes - other than income	4,578,235	4,477,876	4,417,421
Total operating expenses (Affiliate expense was approximately $1,606,000, $0 and $0 in 2016, 2015 and 2014, respectively)	151,294,089	172,295,990	145,373,376
Income from operations	128,594,223	90,534,176	94,995,483
Interest and other
Other income	2,206,185	2,405,433	1,866,513
Interest income	123,041	55,331	65,217
Interest expense	(5,038,509)	(5,946,343)	(6,586,849)
Net interest expense and other	(2,709,283)	(3,485,579)	(4,655,119)
Net income	$125,884,940	$87,048,597	$90,340,364

The accompanying notes are an integral part of these condensed financial statements.

LOOP LLC
Statements of Comprehensive Income
Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
Net income	$125,884,940	$87,048,597	$90,340,364
Other comprehensive income
Pension and postretirement benefits adjustments	(1,449,923)	6,067,118	(13,252,754)
Comprehensive income	$124,435,017	$93,115,715	$77,087,610

The accompanying notes are an integral part of these condensed financial statements.

LOOP LLC
Statements of Changes in Members’ Equity
Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
Members' equity
Balances at beginning of year	$419,664,718	$391,616,121	$357,775,757
Net income	125,884,940	87,048,597	90,340,364
Members' distributions	(50,000,000)	(59,000,000)	(56,500,000)
Balances at end of year	495,549,658	419,664,718	391,616,121

Accumulated other comprehensive loss
Defined benefit pension and other postretirement plans
Balances at beginning of year	(29,978,031)	(36,045,149)	(22,792,395)
Other comprehensive income (loss)	(1,449,923)	6,067,118	(13,252,754)
Balances at end of year	(31,427,954)	(29,978,031)	(36,045,149)
Members' equity, end of year	$464,121,704	$389,686,687	$355,570,972

The accompanying notes are an integral part of these condensed financial statements.

LOOP LLC
Statements of Cash Flows
Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
Cash flows from operating activities
Net income	$125,884,940	$87,048,597	$90,340,364
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation amortization and accretion	26,285,324	28,122,716	20,386,227
Inventory valuation write-down	—	10,910,935	3,557,572
Pension and benefits	2,576,895	(4,046,454)	(13,776,700)
Changes in operating assets and liabilities
Receivables from affiliates	3,337,988	(2,548,393)	(4,519,830)
Receivables from nonaffiliates	2,822,474	(1,365,534)	(1,522,759)
Materials and supplies	(1,248,818)	2,895,062	(1,138,522)
Prepayments	(357,858)	(10,748)	(448,380)
Other assets	(110,604)	—	(1,568,623)
Oil inventory	(23,137,641)	(9,835,119)	8,336,961
Deferred revenue	2,816,038	2,090,194	1,337,342
Other noncurrent liabilities	(1,196,102)	5,476,232	13,372,416
Accounts payable, accrued expenses and other	1,686,918	4,905,112	(535,666)
Interest payable	47,118	(72,634)	(259,578)
Net cash provided by operating activities	139,406,672	123,569,966	113,560,824
Cash flows from investing activities
Capital expenditures	(91,636,398)	(60,722,577)	(29,502,110)
Increase in restricted cash	(3,374,500)	(5,009,500)	—
Net cash used in investing activities	(95,010,898)	(65,732,077)	(29,502,110)
Cash flows from financing activities
Members' distributions	(50,000,000)	(59,000,000)	(56,500,000)
Payments on long-term debt	(20,000,000)	(10,000,000)	(30,000,000)
Net cash used in financing activities	(70,000,000)	(69,000,000)	(86,500,000)
Net decrease in cash and cash equivalents	(25,604,226)	(11,162,111)	(2,441,286)
Cash and cash equivalents
Beginning of year	53,042,282	64,204,393	66,645,679
End of year	$27,438,056	$53,042,282	$64,204,393
Noncash transactions
Capital expenditures in accounts payable and accrued expenses, net	$(3,656,971)	$1,243,655	$2,695,787

The accompanying notes are an integral part of these condensed financial statements.

LOOP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

1.    Organization, Operations and Ownership

Organization and Operations
LOOP LLC (LOOP), headquartered in Covington, Louisiana, owns and operates midstream crude oil infrastructure, including a deep water oil port offshore of Louisiana, pipelines, and onshore storage facilities. The deep water oil port offloads crude oil from crude carrying marine vessels destined for onshore storage and pipeline transport to the LOCAP LLC (LOCAP), an affiliate pipeline system, and other connecting carriers for onward delivery to refineries on the United States of America’s (U.S.) Gulf Coast and the Midwest regions. Additionally, LOOP receives and stores oil for onward transport from various other pipeline connections, and manages the operations of LOCAP. LOOP also offers future period cavern storage capacity through auction, providing market participants with the right to store barrels of LOOP Sour Crude at one of their onshore storage facilities for a specific calendar month.

Ownership
Under the Limited Liability Company Agreement and the First Stage Throughput and Deficiency Agreement (T&D), as amended, each owner, as listed below, is obligated in accordance with its ownership percentage to ship oil through LOOP’s midstream crude oil infrastructure in quantities sufficient for LOOP to pay certain of its expenses and obligations, including LOOP’s long-term debt secured by the T&D, or to make cash payments to LOOP for which they receive credit for future throughput. At December 31, 2016, 2015 and 2014 the ownership of LOOP and the associated T&D obligations were as follows:

	Ownership	T&D Obligation
Marathon Petroleum Company LP	10.0%	50.7%
MPL Louisiana Holdings LLC	40.7	*
Valero Terminaling and Distribution Company	3.2	3.2
Shell Oil Company	19.5	46.1
Shell Pipeline Company LP	26.6	**
	100.0%	100.0%
* The T&D obligor is Marathon Petroleum Company LP
** The T&D obligor is Shell Oil Company

2.    Summary of Significant Accounting Policies

Basis of Accounting

LOOP maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the U.S.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition
LOOP recognizes revenue for services as services are rendered, when there is evidence of an arrangement, the price is fixed or determined, and collection of the resulting receivables is reasonably assured.

LOOP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

Allowance Oil Revenue, Oil Loss Allowance, and Oil Inventory
In accordance with the terms and conditions of service with its customers, LOOP withholds one-tenth of one percent of the oil transported (adjusted for sediment and water content) and records as Allowance oil revenue and Oil inventory. An Oil loss allowance is recorded based on an estimated loss percentage. Oil inventory is stated at the lower of cost or current market value. Cost is determined based on average cost. Lower of cost or current market price adjustments of $0, $10,911,000 and $3,558,000 were recorded in 2016, 2015 and 2014, respectively. Revenue of $7,125,050 was recorded in 2014 resulting from the sale of crude oil. Oil inventory was reclassified to current assets in 2016 as LOOP anticipates selling this inventory in 2017.

LOOP drains and measures all oil physically stored in its caverns, tanks, and line-fill to obtain a comprehensive physical inventory measurement approximately twice every five years. Any difference between oil measured compared to Oil inventory is recorded in the period of measurement. LOOP recorded favorable oil measurements totaling $9,594,718 and $13,650,105 in 2016 and 2014, respectively, resulting from the inventory measurement completed in those years. This amount is included within Oil loss allowance.

Cash and Cash Equivalents
LOOP considers all highly liquid debt instruments with maturities of three months or less at the date of purchase to be cash equivalents. LOOP maintains its cash and cash equivalents at financial institutions. The balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management believes this risk is not significant.

Receivables
LOOP extends credit to customers and other parties in the normal course of business. LOOP regularly reviews outstanding receivables and provides for estimated losses through an allowance for doubtful accounts, if needed. In evaluating the level of established reserves, LOOP makes judgments regarding the customers’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required through a charge to operations in the period in which that determination was made. There was no allowance as of December 31, 2016, 2015 and 2014.

Materials and Supplies
Materials and supplies, which consists of spare parts, diesel fuel and other supplies, are stated at cost (average cost method for spare parts and supplies and first-in, first-out method for diesel fuel). LOOP assesses the realizability of its inventories based upon specific usage and future utility. An Operating expense is recorded to reduce the value of material and supplies when factors such as excess or obsolete inventory are identified.

Restricted Cash
The Chicago Mercantile Exchange (CME) requires a cash margin to be posted in an account as security for outstanding futures contracts related to the sale of LOOP Sour Crude Storage Cavern Capacity Contracts (CAC). The margins are released each month following the expiration of the CME settled futures contracts.

Property, Plant, and Equipment
Property, plant and equipment include costs of assets constructed, purchased or leased under a capital lease, related delivery and installation costs and interest incurred on significant capital projects during their construction periods. Expenditures for renewals and betterments also are capitalized, but expenditures for normal repairs and maintenance are expensed as incurred. The cost and accumulated depreciation applicable to assets retired or sold are removed from the respective accounts, and gains or losses thereon are included in operations.

Depreciation is primarily on the units-of-throughput (UTD) basis, based upon estimated total facility throughput. LOOP’s periodically reassesses remaining total facility throughput and adjusts depreciation rates according to revised estimates.

LOOP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

LOOP evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the net carrying amount of the asset group may not be recoverable. Recoverability of assets is measured by a comparison of the net carrying amount of the asset group to future undiscounted net cash flows expected to be generated from the use and eventual disposition of that asset group. If the carrying amount of the asset group is not recoverable, the fair value of the asset group is measured and if the carrying amount exceeds the fair value, an impairment loss is recognized.

Interest is capitalized in connection with the construction of assets. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life.

Deferred Revenue
Deferred revenue results primarily from the sale of LOOP Sour Storage CACs for future delivery and is recognized as income after services are provided, or at the expiration date of the contract.

Taxes
As a Delaware limited liability company, LOOP has elected to be taxed as a partnership. Therefore, no provision for federal or state income taxes has been made in the accompanying financial statements.

Asset Retirement Obligation
LOOP records obligations associated with the retirement of long-lived assets at fair values in the period incurred. The fair value of the obligation is also recorded to the related asset’s carrying amount. Accretion of the liability is recognized as an operating expense and the capitalized cost is amortized over the estimated useful life of the asset on a straight line basis. LOOP revises their estimates of asset retirement obligations as information about material changes to the liability becomes known. Revisions are recorded as adjustments to existing liabilities and to the carrying amount of the related assets. Revisions occurring at or near the end of an asset’s useful life may result in impairments or losses and could materially impact earnings. LOOP’s asset retirement obligations relate to the decommissioning of pipelines, facilities and structures.

Fair Value
LOOP has a number of financial instruments, none of which are held for trading purposes. The reported amounts of certain of LOOP’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair value due to their short maturities.

Fair value is determined on an exit price, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In addition, the use of market-based information is suggested over entity specific information and a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date is established.

Pension and Other Postretirement Plans
Under authoritative accounting standards, assumptions are made regarding the valuation of benefit obligations and the performance of plan assets. As required, LOOP recognizes a balance sheet asset or liability for their pension and other postretirement benefit (“OPEB”) plans equal to the plan’s funded status as of the measurement date. The primary assumptions are as follows:

•	Discount Rate—The discount rate is used in calculating the present value of benefits, which is based on projections of benefit payments to be made in the future.

•
Expected Return on Plan Assets—The future return on plan assets are projected based on prior performance and future expectations for the types of investments held by the plans, as well as the expected long-term allocation of plan assets for these investments. These projected returns reduce the net benefit costs recorded currently.

LOOP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

•	Rate of Compensation Increase—For salary-related plans, employees’ annual pay increases are projected, which are used to project employees’ pension benefits at retirement.

•	Mortality Assumptions—Assumptions about life expectancy of plan participants are used in the measurement of related plan obligations.

Actuarial gains and losses and the remaining components of pension and OPEB plan expense, primarily service cost, interest cost and expected return on assets, are recognized annually as a component of accumulated comprehensive loss in owners’ equity and whenever a plan is determined to qualify for a re-measurement during a fiscal year. The market-related value of assets equals the actual market value as of the date of measurement.

In selecting the discount rate, LOOP considers expected benefit payments. The discount rates for each plan were calculated as the single-equivalent rate that provided for the same plan liability that resulted from the application of a corporate bond yield-curve to the projected benefit payments expected to be paid from each plan. The corporate bond yield-curve is derived from a wide universe of high quality bonds. LOOP believes the selected discount rate is determined using preferred methodology under authoritative accounting guidance and accurately reflect market conditions as of the December 31, 2016, 2015 and 2014 measurement dates.

In estimating the expected return on plan assets, LOOP considers past performance and future expectations for the types of investments held by the plan as well as the expected long-term allocation of plan assets to these investments. In projecting the rate of compensation increase, LOOP considers past experience in light of movements in inflation rates.

In October 2014, the Society of Actuaries (“SOA”) published updated mortality tables which reflect increased life expectancy. LOOP revised the mortality assumptions to incorporate the new set of mortality tables issued by the SOA for purposes of measuring their pension and OPEB obligations at December 31, 2014. Further, the SOA released an updated Mortality Improvement Scale, MP-2015, on October 8, 2015. The updated improvement scale incorporates two additional years of mortality data and reflects a trend toward somewhat smaller improvements in longevity. In addition, the SOA released a set of factors to adjust the RP-2014 Mortality Tables to base year 2006. LOOP revised the mortality assumptions to incorporate these updated mortality improvements for purposes of measuring U.S. pension and OPEB obligations at December 31, 2015.

Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09 related to recognition of revenue based upon an entity’s contracts with customers to transfer goods or services. Under the new standard update, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective beginning January 1, 2019. LOOP is currently evaluating the impact of this accounting standard update on the financial statements.

In April 2015, the FASB issued ASU No. 2015-3, Simplifying the Presentation of Debt Issuance Costs. The ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The pronouncement is effective for annual reporting periods beginning after December 15, 2015. This accounting guidance was effective for LOOP beginning in 2016. The adoption of ASU 2015-03 was applied retrospectively and resulted in a reclassification of debt issuance costs from Other assets to Long-term debt of approximately $1,944,000 and $2,232,000 on the balance sheets of December 31, 2016 and 2015, respectively.

In May 2015, the FASB issued accounting guidance for which investments measured at net asset value per share (or its equivalent) using the practical expedient should no longer be categorized within the fair value hierarchy. This guidance was adopted in 2016 and is to be applied on a retrospective basis. LOOP adopted the ASU provision in these financial statements.

LOOP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

In January 2016, the FASB issued ASU 2016-01, Financial Instruments–Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. Changes to the current GAAP model primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, entities that are not public business entities will no longer be required to disclose the fair value of financial instruments carried at amortized cost. The new guidance will be effective for private companies beginning in 2019, except for a certain provision in the standard that is early adoptable. LOOP early adopted the ASU provision permitting the omission of fair value disclosures for financial instruments at amortized cost in these financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. The new standard must be adopted using a modified retrospective transition, and provides for certain practical expedients. The new guidance will be effective in 2020 for private companies, with early adoption permitted. LOOP has not yet determined the potential effects on the financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows, which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update do not provide a definition of restricted cash or restricted cash equivalents. The new guidance will be effective in 2018 for private companies, with early adoption permitted. LOOP has not yet determined the potential effects on the financial statements.

3.    Property, Plant, and Equipment

As of December 31, 2016 and 2015, gross property, plant, and equipment consisted of the following:

(in thousands)	2016	2015
Land, leases, and rights of way	$13,362	$13,362
Buildings	77,755	75,089
Equipment and communications systems	33,499	31,538
Storage caverns and tanks	610,191	546,747
Delivery equipment	795,476	773,382
Furniture, fixtures, and other	29,864	29,810
Construction in progress	56,257	62,720
Total property, plant, and equipment	$1,616,404	$1,532,648
Accumulated depreciation	805,276	784,522
Net property, plant, and equipment	$811,128	$748,126

Total assets depreciated under the straight-line method have an original cost of approximately $163,521,000 and $167,367,000 at December 31, 2016 and 2015, respectively, and are depreciated over useful lives ranging from 5 to 25 years, with the exception of the Northpark headquarters, which is depreciated over 50 years. The remaining assets are depreciated under the UTD method. At current throughput levels, the remaining depreciable life is approximately 22 years as of December 31, 2016. Interest capitalized was approximately $1,680,000 and $449,000 in 2016 and 2015, respectively.

LOOP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

Asset Retirement Obligations
The following table reconciles the beginning and ending aggregate recorded amount of the asset retirement obligations as of December 31, 2016 and 2015:

(in thousands)	Asset Retirement Obligation
December 31, 2014	$6,901
Change in estimate	8,569
Accretion expense	2,141
December 31, 2015	17,611
Change in estimate	—
Accretion expense	1,308
December 31, 2016	$18,919

LOOP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

4.    Long-Term Debt and Financing Arrangements

The Louisiana Offshore Terminal Authority (the Authority) issued Deepwater Port Revenue Bonds
(the Bonds) for the benefit of LOOP as indicated below:

(in thousands)

Series	Maturity Date	Average Interest Rates for 2016	Date of Mandatory Put	Outstanding as of December 31, 2016
1997A	September 1, 2017	1.10%	N/A	$24,710
1999	October 1, 2019	*	N/A	24,605
2001	October 1, 2021	*	N/A	23,255
2003D	September 1, 2023	*	N/A	22,520
2007A	September 1, 2027	0.86%	N/A	81,020
2007B1A1	October 1, 2037	*	N/A	20,000
2007B1A2	October 1, 2037	*	N/A	20,000
2007B1B	October 1, 2037	*	N/A	20,000
2007B2A1	October 1, 2037	1.7%	October 1, 2019	30,000
2007B2A2	October 1, 2037	*	N/A	10,000
2007B2B	October 1, 2037	*	N/A	20,000
2010A	October 1, 2018	3.95%	October 1, 2018	22,980
2010B-1	October 1, 2040	2.2%	October 1, 2017	70,000
2010B-2	October 1, 2040	*	N/A	30,000
2012	October 1, 2020	*	N/A	22,345
2013A	September 1, 2033	0.97%	N/A	56,550
2013B	September 1, 2033	1.18%	N/A	43,450
2013C	September 1, 2034	0.97%	N/A	37,960
				$579,395
	*Less Treasury bonds held by LOOP			(212,725)
	Total debt			$366,670
	Less amount due within one year			(94,710)
	Less issuance costs			(1,944)
		Total long-term debt		$270,016

Concurrent with the issuance of the Bonds, the Authority placed the proceeds with a trustee in exchange for promissory notes issued by LOOP. The promissory notes are pledged by the Authority to the trustee as security for the Bonds which are collateralized by assignment of certain of LOOP’s rights to receive payments under the T&D except for Series 1999, 2001, 2003D, 2007B 2010A, and 2010B-1&2 Bonds. The Series 1999, 2001, 2007B, and 2010A, B-1&2 Bonds were issued on an unsecured basis. The rights to receive payments under the T&D for the Series 2003D Bonds were released in 2009 as the Series 2003D Bonds are held as Treasury Bonds.

LOOP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

The terms of the promissory notes require future payments to the trustee for principal payments and/or payments into a sinking fund of the following amounts:

(in thousands)	Annual Amount
Years
2017	$94,710	*
2018	22,980
2019	—
2020	—
Thereafter	248,980
	$366,670

* The 2017 amount includes $70 million in Series 2010B1 Bonds that mature in 2040; however, are to be remarketed on October 1, 2017, thus are classified as a current liability. Series 1997A Bonds mature on September 1, 2017 and are also classified current.

The Series 1997A, 1999, 2001, 2003D, 2007A, 2007B1A1, 2007B1B, 2007B2A2, 2007B2B, 2007B1B2, 2010B-2, and Series 2013A, B, and C Bonds are redeemable by LOOP, in whole or in part, on any interest payment date at a redemption price equal to the principal amount of the Bonds plus accrued interest. These Bonds are redeemable on any interest payment date after the applicable no-call period (measured from the fixed rate conversion date, as defined in the Bond documents) with a premium of 1% for 1997A, 2007A,2007B1A1,2007B1B, 2007B2A2, 2007B2B, 2007B1B2, and 2013A, B, and C Bonds should they be converted to a multiannual (the interest rate is fixed for a period of one or more years, as defined in the Bond documents) or Fixed Rate Mode, as defined in the Bond documents.

All Bonds are redeemable by LOOP if any extraordinary event as described in the indenture occurs. Interest on the Series 1997A, 1999, 2001, 2003D, 2007A, 2007B1B, 2007B2A2, 2007B2B, 2007B1B2, 2010B-2, and 2013A, B, and C Bonds is variable and is calculated and paid as described in the indenture. Interest payment dates for the Series 2007B and 2010A, B-1&2 Bonds are April 1 and October 1 of each year.

The Series 1997A, 1999, 2001, 2003D, 2007A, 2007B1B, 2007B2B, 2007B1B2, 2007B2A2, 2010B-2, and 2013 A, B, and C Bonds may be redeemed at the option of the bondholders on any remarketing date, as defined in the indenture, in which case, replacement Bonds are to be sold by the Remarketing Agent. For Series 1997A and 2013B any principal payments required prior to maturity would first be supported by an irrevocable letter of credit, and if not remarketed by the maturity of the irrevocable letter of credit, by the T&D. Any principal payments required prior to maturity on the Series 2007A and 2013A and C would be supported by the T&D. The Series 1999, 2001, 2003D, 2007B1A1, 2007B1B, 2007B2A2, 2007B2B, 2007B1B2, 2010B-2, and 2012 Bonds which are held as Treasury Bonds are not supported by the T&D.

LOOP currently has two irrevocable letters of credit securing outstanding or contingent obligations. The first letter of credit with a commitment of approximately $25,116,000 provides security for the Series 1997A Bonds and expires on March 31, 2018. The second letter of credit with a commitment of approximately $44,164,000 provides security for the Series 2013B Bonds and expires on August 31, 2019. LOOP also has a $50,000,000 committed line of credit for general corporate purposes. The line of credit expires on December 31, 2017. There were no amounts outstanding on the line of credit at December 31, 2016 and 2015. The credit facilities mentioned above are collateralized by the assignment of certain of LOOP’s rights to receive payments under the T&D (Note 1).

Cash paid for interest was approximately $5,287,000, $5,089,000, and $5,750,000 in 2016, 2015 and 2014, respectively.

LOOP LLC
Balance Sheets
Years Ended December 31, 2016 and 2015

5.    Related-Party Transactions

Revenues from owners and owner affiliates were approximately $119,209,000, $113,014,000, and $143,814,000 for 2016, 2015 and 2014, respectively. Expenses relating to oil exchange transactions with owner affiliates were approximately $1,606,000, $0 and $0 in 2016, 2015 and 2014, respectively.

LOOP receives a management fee under its contract to manage the operations of LOCAP. The contract is extended automatically from year-to-year unless terminated by either LOCAP or LOOP. LOCAP is the largest pipeline of LOOP’s three outbound connecting carriers and handled 73% of LOOP’s deliveries in 2016, 74% in 2015 and 76% in 2014. Two of LOOP’s owners are also owners of LOCAP. LOOP also receives a management fee under a terminalling agreement for the storage of MARS Oil Pipeline Company crude oil, which is automatically renewed.

6.    Employees’ Pension and Other Postretirement Benefits

LOOP sponsors defined benefit pension plans, which cover all employees of LOOP. Benefits for retired employees are based on the average of their highest 36 consecutive months’ earnings in the 120 months preceding retirement. Benefits for active employees are based on their average earnings for the 36 consecutive months preceding the valuation date. In addition, LOOP provides postretirement healthcare and life insurance benefits to all retired employees.

FASB ASC Topic 715, Compensation Retirement Benefits, requires, among other things, the recognition of the funded status of each defined benefit plan, retiree healthcare and other post- retirement benefit plans, and postemployment benefit plans on the balance sheet. Each over funded plan is recognized as an asset and each underfunded plan is recognized as a liability. The initial impact of the standard due to unrecognized prior service costs or credits and net actuarial gains or losses as well as subsequent changes in the funded status is recognized as a component of accumulated comprehensive loss in owners’ equity.

LOOP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

The following table sets forth the plans’ benefit obligations, fair value of plan assets, and funded status at December 31, 2016 and 2015:

(in thousands)	Pension benefits		Other Postretirement Benefits
	2016	2015	2016	2015
Change in projected benefit obligation
Benefit obligation at January 1	$85,118	$87,607	$15,201	$14,715
Service cost	3,164	3,424	613	619
Interest cost	3,810	3,665	664	604
Participant contributions	—	—	192	182
Actuarial (gain) loss	4,847	(7,180)	441	(402)
Benefit payments	(2,662)	(2,398)	(489)	(517)
Benefit obligation at December 31	$94,277	$85,118	$16,622	$15,201
Accumulated benefit obligation	$80,439	$73,003	$—	$—
Change in plan assets
Fair value of plan assets at January 1	$63,015	$60,626	$—	$—
Actual return on plan assets	6,693	656	—	—
Employer contributions	4,231	4,131	297	335
Participant contributions	—	—	192	182
Benefit payments	(2,662)	(2,398)	(489)	(517)
Fair value of plan assets at December 31	$71,277	$63,015	$—	$—
Funded status of plans	$(23,000)	$(22,103)	$(16,622)	$(15,201)
Amounts recognized in the balance sheet
Current assets	$—	$—	$—	$—
Noncurrent asset	—	—	—	—
Current liability	30	20	476	476
Noncurrent liability	22,971	22,083	16,146	14,725
Accumulated other comprehensive loss	28,734	27,658	2,694	2,320

LOOP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

Components of net periodic retirement and other post-retirement benefits expense consisted of the following:

(in thousands)	2016	2015	2014
Pension plans
Service cost	$3,164	$3,424	$2,942
Interest cost	3,810	3,665	3,409
Expected return on assets	(4,795)	(4,456)	(4,071)
Amortization of prior service cost	—	—	—
Amortization of actuarial loss	1,873	2,211	1,550
Net periodic pension cost	4,052	4,844	3,830
Other postretirement plans
Service cost	613	619	497
Interest cost	664	604	551
Expected return on assets	—	—	—
Amortization of prior service cost	—	—	—
Amortization of actuarial loss	68	74	—
Net other postretirement plans cost	$1,345	$1,297	$1,048

Amounts recognized in accumulated comprehensive loss were as follows:

(in thousands)	Pension benefits			Other Postretirement Benefits
	2016	2015	2014	2016	2015	2014
Net actuarial loss	$(28,734)	$(27,658)	$(33,249)	$(2,694)	$(2,320)	$(2,796)

Net periodic benefit cost recognized and other changes in plan assets and benefit obligations recognized in accumulated other comprehensive loss in 2016, 2015, and 2014 were as follows:

(in thousands)	Pension benefits			Other Postretirement Benefits
	2016	2015	2014	2016		2015		2014
Net periodic benefit cost recognized	$6,974	$7,089	$6,351	$1,277	1,223	$1,223	1,048	$1,048
Other changes in plan assets and benefit obligations recognized in accumulated other comprehensive income
Expected return on plan assets	(4,795)	(4,456)	(4,071)	—		—		—
Net actuarial loss	1,873	2,211	1,550	68		74		—
Total recognized in accumulated other comprehensive income	(2,922)	(2,245)	(2,521)	68		74		—
Total recognized in net periodic benefit cost and accumulated other comprehensive income	$4,052	$4,844	$3,830	$1,345		$1,297		$1,048

LOOP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

The net loss and prior service cost for the defined benefit pension plan expected to be recognized from accumulated other comprehensive loss into net periodic benefit cost in 2017 are $1,839,406 and $0, respectively. The net loss for the defined other postretirement benefit plans expected to be recognized from accumulated other comprehensive loss into net periodic benefit cost in 2017 is $79,470. Weighted average assumptions used to determine the benefit obligations for 2016 and 2015 were as follows:

(in thousands)	Pension benefits			Other Postretirement Benefits
	2016	2015	2014	2016	2015	2014
Weighted average assumptions December 31
Discount Rate - Retirement plan	4.16%	4.46%	4.21%	4.20%	4.51%	4.30%
Discount rate - Supplemental retirement plan	4.01%	4.46%	4.21%
Expected return on plan assets	7.50%	7.50%	7.50%	N/A	N/A	N/A
Rate of compensation increase - Retirement plan/Postretirement plan	4.50%	4.50%	5.00%	4.50%	4.50%	4.50%
Rate of compensation increase - Supplemental retirement plan	5.00%	5.00%	5.00%
Healthcare cost trend rate	N/A	N/A	N/A	7.50%	5.60%	8.00%
Rate to which cost trend declines	N/A	N/A	N/A	5.00%	5.00%	5.00%
Year rate reaches ultimate trend rate	—	—	—	2021	2021	2020

LOOP’s overall expected long-term return on plan assets is 7.5%. The long-term rate of return is determined by using the weighted average of historical real returns for major asset classes based on target asset allocations. The result is then adjusted for the inflation assumption.

LOOP’s overall investment strategy is to achieve a mix of investments with a diversification of asset types. The Plan’s investment strategy will evolve from an objective of maximizing asset returns toward a dynamic liability driven investment (LDI) strategy as the Plan’s funded status improves. The objective is to more closely align the Plan’s assets with its liabilities in terms of how both respond to interest rate changes. In order to achieve the asset allocation appropriate for a dynamic LDI strategy, the following factors will be considered:

1. The Plan’s assets will effectively be divided into two investment categories:

The “LDI” category – comprised primarily of U.S. Treasury STRIPs, Bonds, Notes, and investment grade fixed income investments designed to closely track the Plan’s liability duration sensitivity.

The “Return Seeking” category – comprised of a mix of traditional and alternative asset classes.

2. The Administrative Committee intends to continuously reduce the assets allocated to the “Return Seeking” category, thereby increasing the assets allocated to the “LDI” category based on the overall improvement in the Plan’s funded status reaching the following targets:

Funded Status Target (FST)	<85%	85–90%	90–95%	>95%
Equity +/-5%	65%	60%	55%	50%
Fixed income +/-5%	35	40	45	50

Money market instruments are included in the Fixed Income portion of the asset allocation and will generally represent 2% of portfolio assets to meet ongoing liquidity needs.

LOOP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

The Plan’s equity allocation is divided with allocation Targets and allowed Ranges as follows:

	Minimum Percentage	Target Percentage	Maximum Percentage
Large Cap	42%	62%	82%
Mid Cap	7	15	23
Small Cap	4	8	12
Non-U.S.	7	15	23
Equities		100%

The asset allocations of LOOP’s benefit plans as of December 31, 2016 were as follows:

(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Short-term investment fund (a)	525	—	—	525
Mutual funds (b)	578	—	—	578
Subtotal	$1,103	$—	$—	$1,103

Common/collective trust funds (c)
S&P 500 index				$6,970
Liability driven investment				6,049
Midcap index				24,641
International equity index				3,659
Small cap index				28,855
Subtotal				$70,174
Total Assets				$71,277

LOOP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

The asset allocations of LOOP’s benefit plans as of December 31, 2015 were as follows:

(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Common/collective trust funds (a)	$—	$6,094	$—	$6,094
Midcap index		5,229		5,229
International equity index		21,731		21,731
Liability driven investment		3,532		3,532
Small cap index		25,155		25,155
S&P 500 index				—
Short-term investment fund (b)	791			791
Mutual funds (c)	482			482
Total Assets	$1,273	$61,741	$—	$63,014

(a) Short-term investment fund

The short-term investment fund is valued as of the closing price each day based on the assets held by the fund and are deemed to be actively traded and are, therefore, categorized in Level 1 of the fair value hierarchy.

(b) Mutual funds

The shares of mutual funds are actively traded and valued using quoted prices for identical securities from the market exchanges. Mutual funds are categorized in Level 1 of the fair value hierarchy.

(c) Common/collective trust funds

The common/collective trust funds (CCTs) are valued based on the quoted redemption value of units owned by the defined benefit pension plan at year-end. Investments that are measured using the net asset value (NAV) per share practical expedient have not been categorized in the fair value hierarchy.

The asset allocations of LOOP’s benefit plans as of December 31, 2016 and December 31, 2015 were as follows:

	Plan Assets in Percentage
Asset Category	2016	2015	Target Allocation
Equity securities	65%	64%	30%-65%
Fixed income	34	35	30%-70%
Cash	1	1	0%-25%
	100%	100%

LOOP appoints members of a Committee, which is the named fiduciary of the plan. The members of the Committee establish policy for trust funding and plan administration. This Committee is authorized to appoint, discharge, and replace investment advisors and plan trustees. The Committee determines the plan’s short and long-term financial needs regarding assets and communicates them to the Trustee at least annually. The Trustee has exclusive discretion to manage and control actual plan assets in accordance with the plan’s asset allocation policy.

LOOP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

LOOP’s pension and postretirement plans use a measurement date of December 31.

(in thousands)	Pension benefits		Other Postretirement Benefits
	2016	2015	2016	2015
Benefit cost	$4,052	$4,844	$1,345	$1,297
Employer contributions	4,231	4,131	297	335
Participant contributions	—	—	192	182
Benefits paid	2,662	2,398	489	517

LOOP expects to contribute approximately $4,000,000 ($333,333 per month) to its pension plans in 2017, which is in excess of its minimum funding requirement of $0.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(in thousands)	Pension Benefits	Other Benefits
2017	$3,009	$476
2018	3,566	532
2019	3,798	556
2020	3,987	622
2021	4,323	658
Years 2022-2026	25,228	3,949

LOOP also sponsors a Savings Plan to assist eligible employees in providing for retirement or other future financial needs. Employee contributions (up to 7% of their earnings) are matched by LOOP at a rate of 100%. LOOP’s contributions to the Savings Plan were $1,555,000, $1,431,000, and $1,357,000 in 2016, 2015 and 2014 respectively.

7.    Leases

Certain land and vessels are leased. Except for the land lease for the headquarters office building, all leases are operating leases and were entered into in the normal course of business. Each has varying terms, renewal options, and escalation provisions. In 2007, LOOP entered into a 25-year lease in the Northpark Business Park in Covington, Louisiana for the land on which the headquarters’ office building was constructed in 2009, with option to extend for an additional 50 years. LOOP capitalized this lease obligation. The lease provides an option for LOOP to purchase the land after 10 years, which obligates the lessor to sell the land. The parties have agreed that LOOP will purchase the land in March 2017.

LOOP has eight underground salt dome storage caverns at Clovelly Hub. The land for the underground storage caverns are leased from two major oil companies, one of which is an owner of LOOP. The primary lease term is 30 years with an option to renew for two additional 10-year periods. The annual rental is based on storage capacity and a per-barrel fee, and is adjusted annually per changes in storage capacity and the Consumer Price Index. LOOP may cancel the lease at any time by paying a $20,000 cancellation fee.

LOOP LLC
Notes to Financial Statements
Years Ended December 31, 2016, 2015 and 2014

LOOP had total operating lease and rental expenses of $21,016,000, $20,496,000, and $19,185,000 for the years ended December 31, 2016, 2015 and 2014, respectively. Of these amounts, operating leases for marine terminal support services were approximately $18,040,000, $17,666,000, and $16,437,000 for the years ended December 31, 2016, 2015 and 2014, respectively. Future minimum lease payments under non-cancellable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2016 are as follows:

(in thousands)	Capital Leases	Operating Leases
2017	$2,000	$2,946
2018	—	3,066
2019	—	3,190
2020	—	3,223
2021	—	3,287
Thereafter	—	22,891
Total minimum lease payments	$2,000	$38,603

8.    Subsequent Events

LOOP has evaluated all events that occurred prior to February 10, 2017, the date of issuance of LOOP’s financial statements, and has determined that there are no other subsequent events that require disclosure.